Exhibit 99

Vishay Reports Results for First Quarter 2009

  Revenues for first quarter 2009 were $450 million.
  Net loss attributable to common stockholders of $0.16 per share for the first quarter 2009 was impacted by charges for restructuring and severance costs, which had a negative $0.08 per share after-tax effect, for an adjusted net loss attributable to common stockholders per share of $0.08.
  Cash generated from operations was $53 million and capital expenditures were $11 million in the first quarter 2009.
  Fixed costs reduced by $54 million in first quarter 2009 compared to first quarter 2008.
  Capital expenditures of less than $50 million expected for year 2009, $20 million less than projected three months ago. Capital expenditures for 2008 were $152 million.

MALVERN, Pa.--(BUSINESS WIRE)--April 28, 2009--Dr. Felix Zandman, Executive Chairman of the Board, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE:VSH), announced today that net revenues for the fiscal quarter ended March 28, 2009 were $449.5 million, compared to $733.3 million for the fiscal quarter ended March 29, 2008. The net loss attributable to Vishay stockholders for the fiscal quarter ended March 28, 2009 was $29.1 million or $0.16 per share, compared to a net loss attributable to Vishay stockholders of $30.7 million or $0.16 per share for the fiscal quarter ended March 29, 2008.

The net loss attributable to Vishay stockholders for the fiscal quarter ended March 28, 2009 was impacted by pretax charges for restructuring and severance costs of $18.9 million, which had a $0.08 per share after-tax effect on the net loss.

The net loss attributable to Vishay stockholders for the fiscal quarter ended March 29, 2008 was impacted by pretax charges for restructuring and severance costs of $18.2 million and related asset write-downs of $4.2 million. These items and their tax-related consequences had a negative $0.10 per share effect on income from continuing operations attributable to Vishay stockholders. The net loss for the fiscal quarter ended March 29, 2008 also included a loss on discontinued operations of $42.1 million, or $0.23 per share.

As previously disclosed, Vishay was required to adopt two new accounting standards on January 1, 2009, which required retrospective adjustment of previously issued financial statements. The retrospective application of FSP APB 14-1 increased previously reported interest expense by $6.1 million, or $0.03 per diluted share for the first quarter of 2008.

Commenting on the results for the first quarter 2009, Dr. Paul stated, “As we have reacted quickly to this unprecedented recession, we were able to substantially reduce the impact on Vishay’s performance. We are ahead of our program to reduce fixed costs in manufacturing and SG&A by $150 million in 2009 compared to 2008: our fixed costs in the first quarter 2009 were $54 million lower compared to the first quarter 2008.”

Dr. Paul continued, “Our business seems to have bottomed out in the first quarter. Semiconductors already show first signs of a recovery in the course of the quarter, picking up even more in April. However the passive components with their stronger exposure to the automotive and industrial segments in Europe and the US may still decline slightly. During preceding downturns passive components followed for Vishay the lead of semiconductors by several months.”

Dr. Paul concluded, “Cash generated from operations was $53 million and capital expenditures were $11 million in the first quarter 2009. We now project capital expenditures to be below $50 million for 2009. Despite an expansion of our restructuring plans we project the cash outlay for restructuring and severance programs to be approximately $50 million in 2009. As a result of our efforts we expect a strong free cash flow for the Company even in this year of recession.”

Commenting on the Company's acquisition and R&D activities, Dr. Felix Zandman, Executive Chairman of the Board and Chief Technical and Business Development Officer, stated, "Due to the severe recession we will not actively pursue acquisitions. Our focus continues to be on generating and conserving cash. We are pleased to report a strong free cash generation.”

Dr. Zandman concluded, “As a result of our R&D programs we will continue to roll out the new products the market demands. I remain optimistic about the future of electronics and of our business specifically.”

A conference call to discuss first quarter financial results is scheduled for Tuesday, April 28, 2009 at 10:00 AM ET. The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is #94178528.

There will be a replay of the conference call from 12:30 PM ET on Tuesday, April 28, 2009 through 11:59 PM ET on Sunday, May 3, 2009. The telephone number for the replay is 800-642-1687 (+1 706-645-9291 if calling from outside the United States or Canada) and the access code is #94178528.

There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted activity, capital expenditures, cash generation, and R&D activity, and the general state of the Company, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly the current recessionary environment; difficulties in implementing our cost reduction strategies; difficulties in new product development; changes in foreign currency exchange rates; competition and technological changes in our industries; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Management believes that stating the impact on net earnings of items such as restructuring and severance, asset write-downs and other items not reflecting on-going operating activities is meaningful to investors because it provides insight with respect to intrinsic operating results of the Company and, management believes, is a common measure of performance in the industries in which the Company competes. Investors should be aware, however, that this is a non-GAAP measure of performance and should not be considered as a substitute for the comparable GAAP measure.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)

	Fiscal quarter ended
	March 28,	March 29,
	2009	2008
		as recast (a)

Net revenues	$449,511	$733,313
Costs of products sold	381,487	560,850
Gross profit	68,024	172,463
Gross margin	15.1%	23.5%

Selling, general, and administrative expenses	87,454	119,063
Restructuring and severance costs	18,933	18,202
Asset write-downs	-	4,195
Operating income (loss)	(38,363)	31,003
Operating margin	-8.5%	4.2%

Other income (expense):
Interest expense	(2,864)	(12,714)
Other	12,883	(198)
Total other income (expense) - net	10,019	(12,912)

Income (loss) from continuing operations before taxes	(28,344)	18,091

Income taxes	710	6,173

Income (loss) from continuing operations, net of tax	(29,054)	11,918

Loss from discontinued operations, net of tax	-	(42,136)

Net earnings (loss)	(29,054)	(30,218)

Less: net earnings attributable to noncontrolling interests	73	478

Net earnings (loss) attributable to Vishay stockholders	$(29,127)	$(30,696)

Basic earnings (loss) per share attributable to Vishay stockholders:*
Continuing operations	$(0.16)	$0.06
Discontinued operations	$-	$(0.23)
Net earnings (loss)	$(0.16)	$(0.16)

Diluted earnings (loss) per share attributable to Vishay stockholders:*
Continuing operations	$(0.16)	$0.06
Discontinued operations	$-	$(0.23)
Net earnings (loss)	$(0.16)	$(0.16)

Weighted average shares outstanding - basic	186,558	186,343

Weighted average shares outstanding - diluted	186,558	186,540

Amounts attributable to Vishay stockholders:
Income (loss) from continuing operations, net of tax	$(29,127)	$11,440
Discontinued operations, net of tax	-	(42,136)
Net earnings (loss)	$(29,127)	$(30,696)

* May not add due to rounding.

(a) Recast to reflect the retrospective adoption of new accounting standards. See current report on Form 8-K filed with the U.S. Securities and Exchange Commission on April 13, 2009.

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	March 28,	December 31,
	2009	2008
Assets	(Unaudited)	as recast (a)
Current assets:
Cash and cash equivalents	$364,776	$324,164
Accounts receivable, net	274,138	311,197
Inventories:
Finished goods	152,107	173,280
Work in process	209,582	211,320
Raw materials	142,967	153,419
Deferred income taxes	14,904	15,251
Prepaid expenses and other current assets	103,444	139,903
Total current assets	1,261,918	1,328,534

Property and equipment, at cost:
Land	97,550	98,827
Buildings and improvements	500,690	508,579
Machinery and equipment	2,066,063	2,091,124
Construction in progress	69,539	80,857
Allowance for depreciation	(1,630,444)	(1,617,225)
	1,103,398	1,162,162

Intangible assets, net	168,435	177,782

Other assets	138,205	147,482
Total assets	$2,671,956	$2,815,960

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets (continued)
(In thousands)

	March 28,	December 31,
	2009	2008
	(Unaudited)	as recast (a)
Liabilities and stockholders' equity
Current liabilities:
Notes payable to banks	$406	$11,293
Trade accounts payable	78,974	104,608
Payroll and related expenses	108,989	117,197
Other accrued expenses	172,152	191,086
Income taxes	19,252	24,901
Current portion of long-term debt	27,009	13,044
Total current liabilities	406,782	462,129

Long-term debt less current portion	334,419	333,631
Deferred income taxes	13,040	18,842
Deferred grant income	3,012	3,143
Other liabilities	113,451	123,207
Accrued pension and other postretirement costs	311,528	325,112
Total liabilities	1,182,232	1,266,064

Equity:
Vishay stockholders' equity
Common stock	17,220	17,220
Class B convertible common stock	1,435	1,435
Capital in excess of par value	2,316,477	2,315,851
Retained earnings (accumulated deficit)	(894,744)	(865,617)
Accumulated other comprehensive income	44,341	75,969
Total Vishay stockholders' equity	1,484,729	1,544,858
Noncontrolling interests	4,995	5,038
Total equity	1,489,724	1,549,896
Total liabilities and equity	$2,671,956	$2,815,960

(a) Recast to reflect the retrospective adoption of new accounting standards. See current report on Form 8-K filed with the U.S. Securities and Exchange Commission on April 13, 2009.

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Three fiscal months ended
	March 28,	March 29,
	2009	2008
		as recast (a)
Continuing operating activities
Net earnings (loss)	$(29,054)	$(30,218)
Adjustments to reconcile net earnings (loss) to net cash provided by continuing operating activities:
Loss on discontinued operations, net of tax	-	42,136
Depreciation and amortization	54,571	54,898
(Gain) loss on disposal of property and equipment	79	30
Accretion of interest on convertible notes	-	5,623
Asset write-downs	-	4,195
Inventory write-offs for obsolescence	6,376	6,205
Deferred grant income	(209)	(535)
Other	(21,449)	6,845
Changes in operating assets and liabilities, net of effects of businesses acquired	42,937	(50,946)
Net cash provided by continuing operating activities	53,251	38,233

Continuing investing activities
Purchase of property and equipment	(11,309)	(25,829)
Proceeds from sale of property and equipment	308	415
Other investing activities	-	100
Net cash used in continuing investing activities	(11,001)	(25,314)

Continuing financing activities
Principal payments on long-term debt and capital lease obligations	(247)	(326)
Proceeds of long-term debt, net of issuance costs	15,000	-
Net changes in short-term borrowings	(10,871)	483
Distributions to noncontrolling interests	(116)	(359)
Proceeds from stock options exercised	-	16
Net cash (used in) provided by continuing financing activities	3,766	(186)
Effect of exchange rate changes on cash and cash equivalents	(2,404)	19,248
Net increase (decrease) in cash and cash equivalents from continuing activities	43,612	31,981

Net cash (used) provided by discontinued operating activities	(3,000)	3,470
Net cash used by discontinued investing activities	-	(134)
Net cash used by discontinued financing activities	-	-
Net cash (used) provided by discontinued operations	(3,000)	3,336

Net increase in cash and cash equivalents	40,612	35,317

Cash and cash equivalents at beginning of period	324,164	537,295
Cash and cash equivalents at end of period	$364,776	$572,612

(a) Recast to reflect the retrospective adoption of new accounting standards. See current report on Form 8-K filed with the U.S. Securities and Exchange Commission on April 13, 2009.

CONTACT:
Vishay Intertechnology, Inc.
Dr. Lior E. Yahalomi
Executive Vice President and Chief Financial Officer
+1-610-644-1300
or
Peter G. Henrici
Senior Vice President Corporate Communications
+1-610-644-1300